Exhibit 99.1

 PRESS RELEASE

REINSURANCE GROUP OF AMERICA REPORTS THIRD QUARTER RESULTS

•	Net income of $3.12 per diluted share

•	Adjusted operating income* of $3.51 per diluted share

•	ROE 4.5% and adjusted operating ROE* 7.4% for the trailing twelve months

•	Global COVID-19 claim costs estimated to be $140 million

ST. LOUIS, November 5, 2020 - Reinsurance Group of America, Incorporated (NYSE: RGA), a leading global provider of life reinsurance, reported third quarter net income of $213 million, or $3.12 per diluted share, compared with $263 million, or $4.12 per diluted share, in the prior-year quarter. Adjusted operating income* totaled $239 million, or $3.51 per diluted share, compared with $256 million, or $4.02 per diluted share, the year before. Net foreign currency fluctuations had a favorable effect of $0.08 per diluted share on net income and adjusted operating income as compared with the prior year.

	Quarterly Results		Year-to-Date Results
($ in millions, except per share data)	2020	2019	2020	2019
Net premiums	$2,825	$2,809	$8,434	$8,311
Net income	213	263	283	635
Net income per diluted share	3.12	4.12	4.36	9.93
Adjusted operating income*	239	256	415	634
Adjusted operating income per diluted share*	3.51	4.02	6.39	9.92
Book value per share	194.49	184.06
Book value per share, excluding accumulated other comprehensive income (AOCI)*	131.36	132.02
Total assets	82,127	75,774

*	See ‘Use of Non-GAAP Financial Measures’ below

In the third quarter, consolidated net premiums totaled $2.8 billion, an increase of 1% over last year’s third quarter, with a favorable net foreign currency effect of $11 million. Compared with the year-ago period, excluding spread-based businesses and the value of associated derivatives, investment income decreased 16%, and the average investment yield decreased from 4.83% in the prior year to 3.66% due to lower variable investment income and an increase in cash and cash equivalents.

The effective tax rate this quarter was 25.5% on pre-tax income. The effective tax rate was 20.4% on pre-tax adjusted operating income for the quarter, below the expected range of 23% to 24% due to the release of valuation allowances, bases differences in foreign jurisdictions and favorable adjustments from tax returns filed.

Anna Manning, President and Chief Executive Officer, commented, “We are very pleased with our third quarter results and we continue to be proud of the resilience of our business in this challenging
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environment. While we experienced a material level of COVID-19 claims, the impact was manageable, and many of our segments reported strong results. Excluding COVID-19 claim costs, our U.S. individual mortality performance was very favorable in the quarter driven by positive large claims volatility.

“Estimated COVID-19 individual mortality claim costs in the U.S. were $100 million, at the low end of our range, while COVID-19 claim costs elsewhere totaled $40 million. This was partially offset by an estimated $30 million of favorable longevity experience, which is believed to be COVID-19 related.

“Our balance sheet remains strong, and we ended the quarter with excess capital of approximately $1.5 billion. While there remains uncertainty as to the ongoing and ultimate impact of COVID-19 on our business, we believe that our strong financial condition and global business platform position us to successfully manage through this period.”

SEGMENT RESULTS

U.S. and Latin America

Traditional

The U.S. and Latin America Traditional segment reported pre-tax income of $14 million, compared with $113 million in the third quarter of 2019. Pre-tax adjusted operating income totaled $22 million, compared with $123 million the year before. Results reflected estimated individual mortality COVID-19 claim costs of $100 million, very favorable large claims experience partially offset by elevated frequency of non-large claims, as well as lower variable investment income.

Traditional net premiums increased 1% from last year’s third quarter to $1,420 million.

Financial Solutions

The Asset-Intensive business reported pre-tax income of $50 million, compared with pre-tax income of $100 million last year. Third quarter pre-tax adjusted operating income totaled $77 million, compared with $65 million a year ago. The current-year period results reflected favorable investment spreads and equity markets.

The Capital Solutions business reported pre-tax income and pre-tax adjusted operating income of $24 million, an increase from $19 million the year before due to new business.

Canada

Traditional

The Canada Traditional segment reported pre-tax income of $30 million, compared with $43 million the year before. Pre-tax adjusted operating income totaled $29 million, compared with $44 million a year ago. The current period reflected modestly unfavorable claims experience, primarily due to the impact from COVID-19, while the year-ago period reflected favorable individual mortality experience. Foreign currency exchange rates had an immaterial effect on pre-tax income and pre-tax adjusted operating income.
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Reported net premiums totaled $254 million for the quarter, a 6% decrease from the year-ago period due to the non-recurrence of a one-time premium on an existing treaty in 2019. Foreign currency exchange rates adversely affected net premiums by $2 million.

Financial Solutions

The Canada Financial Solutions business segment, which consists of longevity and fee-based transactions, reported third quarter pre-tax income and pre-tax adjusted operating income of $6 million, up $3 million from a year ago due to more favorable longevity experience and increased fees. Net foreign currency fluctuations had an immaterial effect on pre-tax income and pre-tax adjusted operating income.

Europe, Middle East and Africa (EMEA)

Traditional

The EMEA Traditional segment reported pre-tax income and pre-tax adjusted operating income of $7 million, compared with $25 million the year before. Results reflected unfavorable mortality experience, driven by COVID-19 claims. Net foreign currency fluctuations had a favorable effect of $2 million on pre-tax income and pre-tax adjusted operating income.

Reported net premiums increased 3%, up from last year's third quarter to $371 million. Foreign currency exchange rates favorably affected net premiums by $6 million.

Financial Solutions

The EMEA Financial Solutions business segment, which consists of longevity, asset-intensive and fee-based transactions, reported third quarter pre-tax income of $92 million, compared with $61 million in the year-ago period. Pre-tax adjusted operating income totaled $86 million, compared with $59 million in the year-ago period. Both periods were above expectations, with the current quarter reflecting favorable longevity experience, the majority of which is believed to be COVID-19 related. Net foreign currency fluctuations had a favorable effect of $4 million on pre-tax income and pre-tax adjusted operating income.

Asia Pacific

Traditional

The Asia Pacific Traditional segment’s pre-tax income and pre-tax adjusted operating income totaled $78 million, compared with $22 million in the prior-year period. The current-period results in Asia reflected very favorable overall experience, and Australia had a modest profit. Net foreign currency fluctuations had a favorable effect of $1 million on pre-tax income and pre-tax adjusted operating income.

Reported net premiums totaled $653 million, down slightly from the prior-year period. Foreign currency exchange rates had a favorable effect of $6 million on net premiums.

Financial Solutions

The Asia Pacific Financial Solutions business segment, which consists of asset-intensive and fee-based
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transactions, reported third quarter pre-tax income of $10 million, compared with $2 million in the prior-
year period. Pre-tax adjusted operating income totaled $9 million, compared with $5 million the year before, attributable to growth of existing business in Asia. Net foreign currency fluctuations had an immaterial effect on pre-tax income and pre-tax adjusted operating income.

Reported net premiums totaled $35 million, up 17% from the year-ago period, due to the addition of new business over the last year. Foreign currency exchange rates had an immaterial effect on net premiums.

Corporate and Other

The Corporate and Other segment’s pre-tax losses for the third quarter totaled $26 million, compared with pre-tax losses of $41 million the year before. Pre-tax adjusted operating losses totaled $37 million, compared with pre-tax adjusted operating losses of $30 million in the prior-year period. The current-period loss was more than the average expected run rate, primarily due to lower variable investment income, and an increase in interest expense due to the June 2020 senior debt issuance.

Dividend Declaration

The board of directors declared a regular quarterly dividend of $0.70, payable December 3 to shareholders of record as of November 17.

Earnings Conference Call

A conference call to discuss third quarter results will begin at 10 a.m. Eastern Time on Friday, November 6. Interested parties may access the call by dialing 800-458-4121 (domestic) or 323-794-2093 (international). The access code is 5309099. A live audio webcast of the conference call will be available on the Company’s Investor Relations website at www.rgare.com. A replay of the conference call will be available at the same address for 90 days following the conference call.

The Company has posted to its website an earnings presentation and a Quarterly Financial Supplement that includes financial information for all segments as well as information on its investment portfolio. Additionally, the Company posts periodic reports, press releases and other useful information on its Investor Relations website.

Use of Non-GAAP Financial Measures

RGA uses a non-GAAP financial measure called adjusted operating income as a basis for analyzing financial results. This measure also serves as a basis for establishing target levels and awards under RGA’s management incentive programs. Management believes that adjusted operating income, on a pre-
tax and after-tax basis, better measures the ongoing profitability and underlying trends of the Company’s continuing operations, primarily because that measure excludes substantially all of the effect of net investment related gains and losses, as well as changes in the fair value of certain embedded derivatives and related deferred acquisition costs. These items can be volatile, primarily due to the credit market and interest rate environment, and are not necessarily indicative of the performance of the Company’s underlying businesses. Additionally, adjusted operating income excludes any net gain or loss from discontinued operations, the cumulative effect of any accounting changes, tax reform and other items that

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management believes are not indicative of the Company’s ongoing operations. The definition of adjusted operating income can vary by company and is not considered a substitute for GAAP net income.

Book value per share excluding the impact of AOCI is a non-GAAP financial measure that management believes is important in evaluating the balance sheet in order to ignore the effects of unrealized amounts primarily associated with mark-to-market adjustments on investments and foreign currency translation.

Adjusted operating income per diluted share is a non-GAAP financial measure calculated as adjusted operating income divided by weighted average diluted shares outstanding. Adjusted operating return on equity is a non-GAAP financial measure calculated as adjusted operating income divided by average stockholders’ equity excluding AOCI. Similar to adjusted operating income, management believes these non-GAAP financial measures better reflect the ongoing profitability and underlying trends of the Company’s continuing operations, they also serve as a basis for establishing target levels and awards under RGA’s management incentive programs.

Reconciliations from GAAP net income, book value per share, net income per diluted share and average stockholders’ equity are provided in the following tables. Additional financial information can be found in the Quarterly Financial Supplement on RGA’s Investor Relations website at www.rgare.com in the “Financial Information” section.

About RGA
Reinsurance Group of America, Incorporated (RGA), a Fortune 500 company, is among the leading global providers of life reinsurance and financial solutions, with approximately $3.4 trillion of life reinsurance in force and assets of $82.1 billion as of September 30, 2020. Founded in 1973, RGA today is recognized for its deep technical expertise in risk and capital management, innovative solutions, and commitment to serving its clients. With headquarters in St. Louis, Missouri, and operations around the world, RGA delivers expert solutions in individual life reinsurance, individual living benefits reinsurance, group reinsurance, health reinsurance, facultative underwriting, product development, and financial solutions. To learn more about RGA and its businesses, visit the Company’s website at www.rgare.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, among others, statements relating to projections of the future operations, strategies, earnings, revenues, income or loss, ratios, financial performance and growth potential of the Company. Forward-looking statements often contain words and phrases such as “intend,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “should,” “believe” and other similar expressions. Forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Forward-looking statements are not a guarantee of future performance and are subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance, and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.
The effects of the COVID-19 pandemic and the response thereto on economic conditions, the financial markets and insurance risks, and the resulting effects on the Company’s financial results, liquidity, capital resources, financial metrics, investment portfolio and stock price, could cause actual results and events to
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differ materially from those expressed or implied by forward-looking statements. Further, any estimates, projections, illustrative scenarios or frameworks used to plan for potential effects of the pandemic are dependent on numerous underlying assumptions and estimates that may not materialize. Additionally, numerous other important factors (whether related to, resulting from or exacerbated by the COVID-19 pandemic or otherwise) could also cause results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation: (1) adverse changes in mortality, morbidity, lapsation or claims experience, (2) inadequate risk analysis and underwriting, (3) adverse capital and credit market conditions and their impact on the Company’s liquidity, access to capital and cost of capital, (4) changes in the Company’s financial strength and credit ratings and the effect of such changes on the Company’s future results of operations and financial condition, (5) the availability and cost of collateral necessary for regulatory reserves and capital, (6) requirements to post collateral or make payments due to declines in market value of assets subject to the Company’s collateral arrangements, (7) action by regulators who have authority over the Company’s reinsurance operations in the jurisdictions in which it operates, (8) the effect of the Company parent’s status as an insurance holding company and regulatory restrictions on its ability to pay principal of and interest on its debt obligations, (9) general economic conditions or a prolonged economic downturn affecting the demand for insurance and reinsurance in the Company’s current and planned markets, (10) the impairment of other financial institutions and its effect on the Company’s business, (11) fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets, (12) market or economic conditions that adversely affect the value of the Company’s investment securities or result in the impairment of all or a portion of the value of certain of the Company’s investment securities, that in turn could affect regulatory capital, (13) market or economic conditions that adversely affect the Company’s ability to make timely sales of investment securities, (14) risks inherent in the Company’s risk management and investment strategy, including changes in investment portfolio yields due to interest rate or credit quality changes, (15) the fact that the determination of allowances and impairments taken on the Company’s investments is highly subjective, (16) the stability of and actions by governments and economies in the markets in which the Company operates, including ongoing uncertainties regarding the amount of U.S. sovereign debt and the credit ratings thereof, (17) the Company’s dependence on third parties, including those insurance companies and reinsurers to which the Company cedes some reinsurance, third-party investment managers and others, (18) financial performance of the Company’s clients, (19) the threat of natural disasters, catastrophes, terrorist attacks, epidemics or pandemics anywhere in the world where the Company or its clients do business, (20) competitive factors and competitors’ responses to the Company’s initiatives, (21) development and introduction of new products and distribution opportunities, (22) execution of the Company’s entry into new markets, (23) integration of acquired blocks of business and entities, (24) interruption or failure of the Company’s telecommunication, information technology or other operational systems, or the Company’s failure to maintain adequate security to protect the confidentiality or privacy of personal or sensitive data and intellectual property stored on such systems, (25) adverse litigation or arbitration results, (26) the adequacy of reserves, resources and accurate information relating to settlements, awards and terminated and discontinued lines of business, (27) changes in laws, regulations, and accounting standards applicable to the Company or its business, (28) the effects of the Tax Cuts and Jobs Act of 2017 may be different than expected and (29) other risks and uncertainties described in this document and in the Company’s other filings with the Securities and Exchange Commission (“SEC”).
Forward-looking statements should be evaluated together with the many risks and uncertainties that affect the Company’s business, including those mentioned in this document and described in the periodic reports the Company files with the SEC. These forward-looking statements speak only as of the date on which
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they are made. The Company does not undertake any obligation to update these forward-looking statements, even though the Company’s situation may change in the future. For a discussion of these risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, you are advised to see Item 1A - “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as may be supplemented by Item 1A - “Risk Factors” in the Company’s subsequent Quarterly Reports on Form 10-Q.

Investor Contact
Jeff Hopson
Senior Vice President - Investor Relations
(636) 736-2068
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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Consolidated Net Income to Adjusted Operating Income
(Dollars in millions, except per share data)

(Unaudited)	Three Months Ended September 30,
	2020		2019
		Diluted Earnings Per Share		Diluted Earnings Per Share
Net income (loss)	$213	$3.12	$263	$4.12
Reconciliation to adjusted operating income:
Capital (gains) losses, derivatives and other, included in investment related gains/losses, net	13	0.20	(61)	(0.95)
Capital (gains) losses on funds withheld, included in investment income, net of related expenses	(1)	(0.01)	—	—
Embedded derivatives:
Included in investment related gains/losses, net	(69)	(1.01)	26	0.41
Included in interest credited	5	0.07	28	0.44
DAC offset, net	62	0.91	(10)	(0.16)
Investment (income) loss on unit-linked variable annuities	1	0.01	(9)	(0.14)
Interest credited on unit-linked variable annuities	(1)	(0.01)	9	0.14
Interest expense on uncertain tax positions	1	0.01	7	0.11
Non-investment derivatives and other	1	0.01	—	—
Uncertain tax positions and other tax related items	14	0.21	3	0.05
Adjusted operating income	$239	$3.51	$256	$4.02

(Unaudited)	Nine Months Ended September 30,
	2020		2019
		Diluted Earnings Per Share		Diluted Earnings Per Share
Net income	$283	$4.36	$635	$9.93
Reconciliation to adjusted operating income:
Capital (gains) losses, derivatives and other, included in investment related gains/losses, net	(15)	(0.24)	(68)	(1.06)
Capital (gains) losses on funds withheld, included in investment income, net of related expenses	(5)	(0.08)	4	0.06
Embedded derivatives:
Included in investment related gains/losses, net	129	1.99	24	0.38
Included in interest credited	20	0.31	44	0.69
DAC offset, net	(23)	(0.35)	(22)	(0.34)
Investment (income) loss on unit-linked variable annuities	2	0.03	(21)	(0.33)
Interest credited on unit-linked variable annuities	(2)	(0.03)	21	0.33
Interest expense on uncertain tax positions	7	0.11	11	0.17
Non-investment derivatives and other	2	0.03	—	—
Uncertain tax positions and other tax related items	17	0.26	6	0.09
Adjusted operating income	$415	$6.39	$634	$9.92
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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Consolidated Effective Income Tax Rates
(Dollars in thousands)

(Unaudited)	Three Months Ended September 30, 2020
	Pre-tax Income (loss)	Income Taxes	Effective Tax Rate
GAAP income (loss)	$285,408	$72,798	25.5%
Reconciliation to adjusted operating income:
Capital (gains) losses, derivatives and other, included in investment related gains/losses, net	16,579	3,365
Capital (gains) losses on funds withheld, included in investment income, net of related expenses	(1,095)	(230)
Embedded derivatives:
Included in investment related gains/losses, net	(87,393)	(18,352)
Included in interest credited	5,558	1,167
DAC offset, net	79,610	16,718
Investment (income) loss on unit-linked variable annuities	608	127
Interest credited on unit-linked variable annuities	(608)	(127)
Interest expense on uncertain tax positions	1,329	279
Non-investment derivatives and other	452	95
Uncertain tax positions and other tax related items	—	(14,563)
Adjusted operating income	$300,448	$61,277	20.4%
Reconciliation of Consolidated Income before Income Taxes to Pre-tax Adjusted Operating Income
(Dollars in millions)

(Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Income (loss) before income taxes	$285	$347	$384	$824
Reconciliation to pre-tax adjusted operating income:
Capital (gains) losses, derivatives and other, included in investment related gains/losses, net	17	(77)	(20)	(86)
Capital (gains) losses on funds withheld, included in investment income, net of related expenses	(1)	—	(6)	5
Embedded derivatives:
Included in investment related gains/losses, net	(87)	33	163	30
Included in interest credited	6	36	25	56
DAC offset, net	79	(13)	(29)	(28)
Investment (income) loss on unit-linked variable annuities	1	(12)	2	(27)
Interest credited on unit-linked variable annuities	(1)	12	(2)	27
Interest expense on uncertain tax positions	1	9	9	14
Non-investment derivatives and other	1	—	2	—
Pre-tax adjusted operating income	$301	$335	$528	$815
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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Pre-tax Income to Pre-tax Adjusted Operating Income
(Dollars in millions)

(Unaudited)	Three Months Ended September 30, 2020
	Pre-tax income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax adjusted operating income (loss)
U.S. and Latin America:
Traditional	$14	$—		$8		$22
Financial Solutions:
Asset-Intensive	50	48	(1)	(21)	(2)	77
Capital Solutions	24	—		—		24
Total U.S. and Latin America	88	48		(13)		123
Canada Traditional	30	(1)		—		29
Canada Financial Solutions	6	—		—		6
Total Canada	36	(1)		—		35
EMEA Traditional	7	—		—		7
EMEA Financial Solutions	92	(6)		—		86
Total EMEA	99	(6)		—		93
Asia Pacific Traditional	78	—		—		78
Asia Pacific Financial Solutions	10	(1)		—		9
Total Asia Pacific	88	(1)		—		87
Corporate and Other	(26)	(11)		—		(37)
Consolidated	$285	$29		$(13)		$301

(1)	Asset-Intensive is net of $11 DAC offset.

(2)	Asset-Intensive is net of $68 DAC offset.

(Unaudited)	Three Months Ended September 30, 2019
	Pre-tax income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax adjusted operating income (loss)
U.S. and Latin America:
Traditional	$113	$—		$10		$123
Financial Solutions:
Asset-Intensive	100	(104)	(1)	69	(2)	65
Capital Solutions	19	—		—		19
Total U.S. and Latin America	232	(104)		79		207
Canada Traditional	43	1		—		44
Canada Financial Solutions	3	—		—		3
Total Canada	46	1		—		47
EMEA Traditional	25	—		—		25
EMEA Financial Solutions	61	(2)		—		59
Total EMEA	86	(2)		—		84
Asia Pacific Traditional	22	—		—		22
Asia Pacific Financial Solutions	2	3		—		5
Total Asia Pacific	24	3		—		27
Corporate and Other	(41)	11		—		(30)
Consolidated	$347	$(91)		$79		$335

(1)	Asset-Intensive is net of $(23) DAC offset.

(2)	Asset-Intensive is net of $10 DAC offset.

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Pre-tax Income to Pre-tax Adjusted Operating Income
(Dollars in millions)

(Unaudited)	Nine Months Ended September 30, 2020
	Pre-tax income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax adjusted operating income (loss)
U.S. and Latin America:
Traditional	$(206)	$—		$8		$(198)
Financial Solutions:
Asset-Intensive	105	(61)	(1)	139	(2)	183
Capital Solutions	71	—		—		71
Total U.S. and Latin America	(30)	(61)		147		56
Canada Traditional	97	8		—		105
Canada Financial Solutions	13	—		—		13
Total Canada	110	8		—		118
EMEA Traditional	40	—		—		40
EMEA Financial Solutions	220	(19)		—		201
Total EMEA	260	(19)		—		241
Asia Pacific Traditional	149	—		—		149
Asia Pacific Financial Solutions	11	20		—		31
Total Asia Pacific	160	20		—		180
Corporate and Other	(116)	49		—		(67)
Consolidated	$384	$(3)		$147		$528

(1)	Asset-Intensive is net of $12 DAC offset.

(2)	Asset-Intensive is net of $(41) DAC offset.

(Unaudited)	Nine Months Ended September 30, 2019
	Pre-tax income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax adjusted operating income (loss)
U.S. and Latin America:
Traditional	$180	$—		$20		$200
Financial Solutions:
Asset-Intensive	237	(141)	(1)	98	(2)	194
Capital Solutions	57	—		—		57
Total U.S. and Latin America	474	(141)		118		451
Canada Traditional	140	(6)		—		134
Canada Financial Solutions	8	—		—		8
Total Canada	148	(6)		—		142
EMEA Traditional	57	—		—		57
EMEA Financial Solutions	151	(8)		—		143
Total EMEA	208	(8)		—		200
Asia Pacific Traditional	93	—		—		93
Asia Pacific Financial Solutions	10	2		—		12
Total Asia Pacific	103	2		—		105
Corporate and Other	(109)	26		—		(83)
Consolidated	$824	$(127)		$118		$815

(1)	Asset-Intensive is net of $(60) DAC offset.

(2)	Asset-Intensive is net of $32 DAC offset.

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Per Share and Shares Data
(In millions, except per share data)

(Unaudited)	Three Months Ended September 30,
	2020	2019
Earnings per share from net income:
Basic earnings per share	$3.13	$4.19
Diluted earnings per share	$3.12	$4.12

Diluted earnings per share from adjusted operating income	$3.51	$4.02
Weighted average number of common and common equivalent shares outstanding	68,170	63,789

(Unaudited)	At September 30,
	2020	2019
Treasury shares	17,374	16,529
Common shares outstanding	67,937	62,609
Book value per share outstanding	$194.49	$184.06
Book value per share outstanding, before impact of AOCI	$131.36	$132.02

Reconciliation of Book Value Per Share to Book Value Per Share Excluding AOCI

(Unaudited)	At September 30,
	2020	2019
Book value per share outstanding	$194.49	$184.06
Less effect of AOCI:
Accumulated currency translation adjustments	(2.51)	(2.51)
Unrealized appreciation of securities	66.86	55.46
Pension and postretirement benefits	(1.22)	(0.91)
Book value per share outstanding, before impact of AOCI	$131.36	$132.02

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Reconciliation of Stockholders' Average Equity to Stockholders' Average Equity Excluding AOCI
(Dollars in millions)

(Unaudited)
Trailing Twelve Months Ended September 30, 2020:	Average Equity
Stockholders' average equity	$11,639
Less effect of AOCI:
Accumulated currency translation adjustments	(171)
Unrealized appreciation of securities	3,366
Pension and postretirement benefits	(72)
Stockholders' average equity, excluding AOCI	$8,516

Reconciliation of Trailing Twelve Months of Consolidated Net Income to Adjusted Operating Income and
Related Return on Equity
(Dollars in millions)

(Unaudited)		Return on Equity
Trailing Twelve Months Ended September 30, 2020:	Income
Net Income	$518	4.5%
Reconciliation to adjusted operating income:
Capital (gains) losses, derivatives and other, net	19
Change in fair value of embedded derivatives	104
Deferred acquisition cost offset, net	(26)
Tax expense on uncertain tax positions	19
Adjusted operating income	$634	7.4%
REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollars in millions)

(Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues:
Net premiums	$2,825	$2,809	$8,434	$8,311
Investment income, net of related expenses	654	679	1,893	1,843
Investment related gains (losses), net:
Other-than-temporary impairments on fixed maturity securities	13	(9)	(21)	(18)
Other investment related gains (losses), net	53	58	(117)	87
Total investment related gains (losses), net	66	49	(138)	69
Other revenue	98	91	264	292
Total revenues	3,643	3,628	10,453	10,515
Benefits and expenses:
Claims and other policy benefits	2,530	2,470	7,894	7,494
Interest credited	196	226	529	517
Policy acquisition costs and other insurance expenses	374	322	912	894
Other operating expenses	211	210	594	634
Interest expense	43	46	126	129
Collateral finance and securitization expense	4	7	14	23
Total benefits and expenses	3,358	3,281	10,069	9,691
Income (loss) before income taxes	285	347	384	824
Provision for income taxes	72	84	101	189
Net income (loss)	$213	$263	$283	$635
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